UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

ELECTRONIC DATA SYSTEMS CORPORATION
(Name of Registrant as Specified In Its Charter)

HEWLETT-PACKARD COMPANY
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Important Information

Electronic Data Systems Corporation (“EDS”) intends to file with the Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement and other relevant materials in connection with its proposed business combination with Hewlett-Packard Company (“HP”). The definitive proxy statement will be sent or given to the stockholders of EDS. Before making any voting or investment decision with respect to the merger, investors and stockholders of EDS are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by EDS with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by going to EDS’s Investor Relations page on its corporate website at www.eds.com or by directing a request to EDS at 5400 Legacy Drive, Plano, TX 75024 — Attention: Investor Relations.

EDS and HP and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from EDS stockholders in connection with the merger. Information about HP’s directors and executive officers is set forth in HP’s proxy statement on Schedule 14A filed with the SEC on January 29, 2008 and HP’s Annual Report on Form 10-K filed on December 18, 2007. Information about EDS’s directors and executive officers is set forth in EDS’s proxy statement on Schedule 14A filed with the SEC on March 4, 2008 and EDS’s Annual Report on Form 10-K filed on February 27, 2008. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that EDS intends to file with the SEC.

Conference Call Transcript

HPQ - Hewlett-Packard Media Conference Call

Event Date/Time: May 13, 2008 / 9:00AM ET

CORPORATE PARTICIPANTS

Michael Mendenhall

Hewlett-Packard - Chief Marketing Officer

Mark Hurd

Hewlett-Packard - Chairman and CEO

Ron Rittenmeyer

EDS - Chairman, President and CEO

CONFERENCE CALL PARTICIPANTS

Craig Zarley

CRN - Media

Kevin Allison

Financial Times - Media

Justin Scheck

Wall Street Journal - Media

Peter Saver

Media

Victor Godinez

Dallas Morning News - Media

Leroy Oliver

CNBC India - Media

Brian Womack

Media

Dennis Kneale

CNBC - Media

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Hewlett Packard media conference call. My name is Jasmine, and I will be the operator for today. At this time all attendees are in a listen-only mode. We will conduct a question-and-answer session toward the end of this conference. (OPERATOR INSTRUCTIONS). I would now like to turn the presentation over to your host for today’s call, Michael Mendenhall, Chief Marketing Officer. You may proceed, sir.

Michael Mendenhall  — Hewlett-Packard — Chief Marketing Officer

Thank you very much and good morning everyone, and thank you for joining this early call on such a short notice. We have with us HP’s Chairman and CEO, Mark Hurd and EDS Chairman, CEO and President, Ron Rittenmeyer, who will each speak about today’s definitive agreement and then respond to your questions. First, however, it is my role to state that some information provided during this meeting may include forward-looking statements. These are based on certain assumptions and are subject to a number of risks and uncertainties, and actual future results may vary materially.

Additional information about the transaction, the participants in it and the risks associated with it is or will be included in respective SEC filings of HP and EDS. Before handing things over to Mark and Ron, I would like to add that although we released preliminary earnings today we will not be taking any questions that are not specifically related to the definitive agreement with EDS. With that, I would like to turn the call over to Mark.

Mark Hurd  — Hewlett-Packard — Chairman and CEO

Good morning. Thank you for joining us on short notice. We do have important news to share with you. HP and EDS have reached a definitive agreement for HP to purchase EDS at a price of $25 per share, giving the transaction a total enterprise value of $13.9 billion. This acquisition, which we expect to close by the second half of calendar 2008, is estimated to more than double HP’s services business and create a leading force in global IT services industry.

We will be a stronger business partner, delivering to customers one of the broadest, most competitive portfolios of products and services in the industry. In calendar 2007 our companies’ collective services businesses had more — had revenues of more than $38 billion and 210,000 employees doing business in more than 80 countries. Today’s transaction is compelling financially, compelling strategically and compelling commercially. From a financial perspective it is expected to be accretive to EPS on a GAAP basis in fiscal 2009 and accretive on a non-GAAP basis in fiscal 2010.

Strategically acquiring EDS fulfills our stated objective of expanding in the services areas. It will enhance the global scale of HP’s outsourcing service delivery capabilities, particularly in Europe and the Americas. It will expand our offerings in such segments as applications outsourcing, and it will extend our reach in such vertical industries of government and manufacturing.

Customers will benefit from a highly skilled business partner with a leaner cost structure and a broad global presence. This reinforces our commitment to help them manage and transform their technology to achieve better results. And employees will benefit from the opportunities that are created through this acquisition; including our ability to compete more effectively in existing areas and push into new growth opportunities.

Signaling the importance of services will add to HP going forward; we intend to establish a new business group to be branded EDS and HP Company. It will be led by EDS’s Ron Rittenmeyer, and remain headquartered in EDS’s base of Plano, Texas, a community that we remain very much committed to. I am pleased to say that Ron will report directly to me and be responsible for running one of the most exciting businesses in the industry.

Now let me hand things over to Ron before we take your questions.

Ron Rittenmeyer  — EDS — Chairman, President and CEO

Thanks, Mark. This is Ron Rittenmeyer. I am absolutely delighted that EDS is joining forces with HP, and we really look forward to working together. This step is the natural evolution in our efforts to supply a comprehensive set of products and services at the right value in a very wide range of industries. Our Agility Alliance partners in technology and business service providers, as well as our customers will clearly benefit from sharpened innovation, expanded expertise and clearly increase scale. And our shareholders clearly benefit from the value that this transaction unlocks.

HP is the world’s largest technology company, has broad resources, a respected brand and a very strong operational track record. Its ability to drive efficiency is helping to set some new standards and it’s going to bring benefits across all of our businesses. At EDS customers are the center of how we look at the world, and this step will bring substantial benefits from their perspective.

As a result of this combination, our customer base will have a highly skilled business partner, a partner with one of the industry’s broadest portfolios of services and products. In services we will have particular capabilities in such areas as application to outsourcing, IT outsourcing, business process outsourcing, consulting and integration and finally, technology services. And in addition, we are positioned now to provide a comprehensive set of solutions in such industries as government, health care, manufacturing, financial services, energy, transportation, communications and consumer industry and retail.

2

HP as a partner has a proven track record of acquiring and successfully integrating scaled companies and it can draw from these extensive best practices with us as it brings our two companies together. So all in all, this is a great deal for our shareholders, a great deal for our customers, and it’s a great deal for the people of EDS. So with that, I will turn it back to Mark.

Mark Hurd  — Hewlett-Packard — Chairman and CEO

I think we will just take any questions you’ve got.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Craig Zarley.

Craig Zarley  — CRN — Media

Craig Zarley, CRN. This is I guess for both of you, what will be the impact on HP solution providers that are authorized to sell and provide HP services, and how will they interact with the new services organization?

Mark Hurd  — Hewlett-Packard — Chairman and CEO

Thanks for the question. Thanks for participating. I think it will be — it’s good for HP, so I think it’s going to be good for our channel partners. Listen, our commitment to channel partners is in the very DNA of Hewlett-Packard and in the DNA of the Company. I don’t think there is going to be anything but goodness in the context of that. So if you look at our outsourcing business today and what we do in C&I, we try to make it very complementary with our partners. So I don’t see anything but goodness out of this, Craig. And again, if you get a chance to say anything to our channel partners out of this, just would you please remind them how much I love them.

Craig Zarley  — CRN — Media

Okay, will do.

Operator

Kevin Allison.

Kevin Allison  — Financial Times — Media

Financial Times. Hi, Ron. Just curious how much overlap you see between HP’s existing services business and EDS, and whether or not you’ve got any plans for job cuts.

Ron Rittenmeyer  — EDS — Chairman, President and CEO

Thanks for the question. I would say that the overlap actually is not very extensive. Our customers — and there are some customers where we actually are in the same space, but they are very few and far between. We are complementary in that space today, so I think that only provides our customers with a better mix now and probably a better, more aligned communication. So again, very limited in terms of overlap.

3

In terms of job cuts we are continuing to streamline our workforce at EDS. We’ve been doing that for some time. There obviously are going to be some changes. We’ve already been doing some of that this year, had more planned for this year. So I don’t think it changes any of what our effort is going to be in this area. We are going to continue to look at automation. We are going to continue to look at quality. As we said on a call earlier, automation makes quality and service better for the client, and it is just part of the natural evolution, so there is always job adjustments.

But there’s also going to be some great opportunities from the standpoint of a broader company, a larger opportunity. So I think it is a mix and it would be too early to give you specifics but we are going to clearly look at synergies.

Kevin Allison  — Financial Times — Media

Okay, thanks.

Operator

Justin Scheck.

Justin Scheck  — Wall Street Journal — Media

Justin Scheck, at the Journal. My understanding is EDS is basically brand agnostic now when it comes to hardware. How long will you be able to keep it up for at all, and what does that look like in the future?

Mark Hurd  — Hewlett-Packard — Chairman and CEO

I’ll start. First, thanks for calling in. I think at HP services today we have partnerships and work with all kinds of different participants in our customers’ IT. So I think while this is a popular question because of our extensive product portfolio, in the services industry you have to be able to work with all infrastructure that exists in customers’ IT architectures, which as you know, is pretty disparate. So I don’t see any real change in that perspective, and I know it is very important to the EDS portfolio. Remember, too, in EDS’s Agility Alliance are several participants that are actually huge partners of HP’s. So when you look at some of those participants those are some of the best partnerships we have in the Company. So I will let Ron finish out from there.

Ron Rittenmeyer  — EDS — Chairman, President and CEO

The only comment I would make is HP, while it was never classified as an Agility Alliance partner, we do a lot of business with HP today. So from our standpoint we continue to offer the best solutions for the best value. So HP is part of that. They will continue to be part of that. I think things they will add to our portfolio from a technology standpoint because they are obviously if not, they are the leading technology company. I believe that that is only going to enhance our customers. So I don’t think the agility alliance goes away at all. I think it just enhances it.

Mark Hurd  — Hewlett-Packard — Chairman and CEO

Justin, one fact you might not be aware of is that Opsware’s biggest customer when we bought Opsware was EDS. So there is a lot of synergy there on the product side. But also, we can’t do everything with HP’s portfolio, so we are going to need all kinds of partners to help us get our work done.

Operator

[Peter Saver]

4

Peter Saver Media

You’re planning to fold HP service business into EDS, which will be run by Ron reporting directly to you. What does that mean for Ann Livermore in the Technology Solutions Group, please?

Mark Hurd  — Hewlett-Packard — Chairman and CEO

She’s got a big job. In fact, I’m about to go over to her office and see how she’s doing right now because we got a bunch of deals we are working on, so. But yes, obviously TSG is a very large organization that is spanning software, enterprise servers and storage and much of HP services, which remains with TSG our Technology Services Group, which is more thought of as our traditional blade fix support, environment parts of our C&I business. So TSG will be a very, very critical important group and of course Ann and her role in leading it.

Peter Saver Media

So there are parts of the services business that will still report to Ann Livermore and other parts that will report to Ron Rittenmeyer?

Mark Hurd  — Hewlett-Packard — Chairman and CEO

That [should] be pretty simple. Right? The outsourcing business as you would think of it today, at HP, will report to Ron, the Technology Services businesses, which are in HP services today will stay with Ann.

Operator

Victor Godinez.

Victor Godinez  — Dallas Morning News — Media

Victor Godinez, Dallas Morning News. Could you guys talk a little bit about the genesis of this deal and who approached who and kind of what the timeline was on that?

Ron Rittenmeyer  — EDS — Chairman, President and CEO

Thanks for calling in. Actually what I think we would rather say or I would rather say on EDS’s behalf is we’ve obviously been in conversation for some time, but all that will be spelled out in the proxy, and it is not something that you can just ramble on. So we would rather from a legal standpoint make sure we spell that out. Proxies will be out in the next couple weeks and that will be really clearly defined at that time.

Operator

[Leroy Oliver]

Leroy Oliver  — CNBC India — Media

Leroy Oliver, CNBC India. To be very keen in India to know what implication this deal would have on EDS’s subsidiaries in India like MphasiS which is basically a business process outsourcing company.

Mark Hurd  — Hewlett-Packard — Chairman and CEO

Thanks for the question. Thanks for calling in. There is no implication, so it is only positive. We are going to continue as we have been. MphasiS continues to be a major part of our portfolio. It does great work, and our other subsidiaries that we have over there continue to from RelQ and the other locations we continue to grow appropriately. So I think absolutely there is no negative implications, only positives from a standpoint of overall business. But there’s nothing specific than I would be disclosing today that we would know of, I mean business as usual and continues to be.

5

Leroy Oliver  — CNBC India — Media

 So the perspective we are trying to get is that would HP be making an open offer for the subsidiaries, will they be looking to acquire these companies like MphasiS?

Mark Hurd  — Hewlett-Packard — Chairman and CEO

I think we are just announcing what we are announcing today, and I think to Ron’s point, we feel really good about the opportunity for our people in India, both at HP and at EDS. I think there is going to be more opportunity now; the combined companies have a very strong position. It’s a very important country, as you know, for both of us. So we feel very excited about it. But in terms of talking about other things other than what we are announcing today, we are just going to leave it at that.

Michael Mendenhall  — Hewlett-Packard — Chief Marketing Officer

We’re going to move on to the last question.

Operator

[Brian Womack]

Brian Womack Media

Thanks for taking my call. Can you talk a little bit about, Mark, there has been some concern or talk about maybe the cost structure that EDS has versus what you guys have. Can you talk about how you’re going to maybe get their cost structure in line with your cost structure?

Mark Hurd  — Hewlett-Packard — Chairman and CEO

I do not know what the concern would be, Brian, other than the fact, listen there is a tremendous leverage you get from scale. We obviously spread our costs across — last year $104 billion infrastructure, and you saw our quarter at least on the topline mentioned today, and we’ve given an estimate for the full year. So we are spreading our cost structure across, say, a much larger revenue base. So that gives us tremendous leverage, and we expect to be able bring that capability to EDS and allow EDS to leverage it.

And the fact that many functions that they do today we can help them take advantage of that scale. And we will run basically, Brian, the same playbook we’ve run at HP. None of the synergies that we are talking about here are anything more than we’ve already done at HP. So we feel very good about the opportunity to take advantage of it, and we think it will be a pretty darn good answer.

Brian Womack Media

Great. Thank you.

Michael Mendenhall  — Hewlett-Packard — Chief Marketing Officer

Do we have time for one more? We will just take one last question.

6

Operator

Dennis Kneale.

Dennis Kneale  — CNBC — Media

Dennis Kneale, CNBC. So the EDS acquisition obviously will broaden the sloth of services HP can offer in the data center for enterprise customers. But that doesn’t necessarily get HP up higher on the ladder into the C suite, into high-end strategic consultants like say a Mackenzie. And so what I want to know is, are you finished making services acquisitions or will we see more?

Mark Hurd  — Hewlett-Packard — Chairman and CEO

Dennis, that is a great question. I give you credit for asking it. I think as I said before, we are technology guys at our core, and we like the technology, the application and the deployment of the technology. So I do think that with the capabilities we’ve got we will get some level of C suite access. So I think the thought that you describe I don’t necessarily subscribe to the fact that we don’t have C suite access. And I think what our objective is, is to deliver extremely compelling, full range of IT capabilities, services, product capability and leverage those as they make sense. And we believe we can do many things for a customer now. We can provide them products where it makes sense. We can provide them consultative approaches on architectures to be able to execute their IT. Or we can actually run their IT for them, if they so choose. And so we will do that in a very collaborative way, Dennis, with the IT community and with CEOs. And we feel our portfolio together will be compelling.

Dennis Kneale  — CNBC — Media

So are you done with services acquisitions?

Mark Hurd  — Hewlett-Packard — Chairman and CEO

Well I am probably not going to get to say — I never say never, Dennis. But I can tell you right now we’re going to focus on getting this one right.

Dennis Kneale  — CNBC — Media

Okay, and one last thing. Why is EDS a better fit for you than say, Accenture, a huge mega merger with Accenture?

Mark Hurd  — Hewlett-Packard — Chairman and CEO

What I think, Dennis, I would describe to you is we have a pretty simple filter as we look at acquisitions. We try to look at things that make strategic sense, things that make financial sense and things that make operational sense. And we listen — we put all kinds of things through that filter. We don’t — I always love the conversation when people say did you look at this and look at that and people say no. We try to look at everything, actually, and we just felt across the three filters that we look at, this just made a lot of sense for us. And that is why we made the decision that we did. It made sense strategically. It made sense financially, and we feel very good about the EDS team, the progress they’ve made. And we think the value they can add to HP; so we feel good about it across all those dimensions.

Michael Mendenhall  — Hewlett-Packard — Chief Marketing Officer

Dennis, thank you. We are out of time, folks. So thank you again very, very much for participating, and we look forward to talking to you later.

Operator

Thank you for attending today’s conference. This concludes your presentation. You may now disconnect. Good day.

7

Important Information

Electronic Data Systems Corporation (“EDS”) intends to file with the Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement and other relevant materials in connection with its proposed business combination with Hewlett-Packard Company (“HP”). The definitive proxy statement will be sent or given to the stockholders of EDS. Before making any voting or investment decision with respect to the merger, investors and stockholders of EDS are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by EDS with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and stockholders may obtain free copies of the documents filed with the SEC by going to EDS’s Investor Relations page on its corporate website at www.eds.com or by directing a request to EDS at 5400 Legacy Drive, Plano, TX 75024 — Attention: Investor Relations.

EDS and HP and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from EDS stockholders in connection with the merger. Information about HP’s directors and executive officers is set forth in HP’s proxy statement on Schedule 14A filed with the SEC on January 29, 2008 and HP’s Annual Report on Form 10-K filed on December 18, 2007. Information about EDS’s directors and executive officers is set forth in EDS’s proxy statement on Schedule 14A filed with the SEC on March 4, 2008 and EDS’s Annual Report on Form 10-K filed on February 27, 2008. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that EDS intends to file with the SEC.

CONFERENCE CALL TRANSCRIPT

HPQ - HP TO ACQUIRE EDS

EVENT DATE/TIME: MAY. 13. 2008 / 8:00AM ET

CORPORATE PARTICIPANTS

 Jim Burns

 Hewlett-Packard - VP, IR

 Mark Hurd

 Hewlett-Packard - Chairman, President & CEO

 Ron Rittenmeyer

 EDS - Chairman, President & CEO

 Cathie Lesjak

 Hewlett-Packard - EVP & CFO

CONFERENCE CALL PARTICIPANTS

 David Bailey

 Goldman Sachs - Analyst

 Shannon Cross

 Cross Research - Analyst

 Richard Gardner

 Citigroup - Analyst

 Rod Bourgeois

 Sanford Bernstein - Analyst

 Keith Bachman

 Bank of Montreal - Analyst

 Toni Sacconaghi

 Sanford Bernstein - Analyst

 Adam Frisch

 UBS - Analyst

 Katie Huberty

 Morgan Stanley - Analyst

 Jeff Fidacaro

 Merrill Lynch - Analyst

 Brian Alexander

 Raymond James - Analyst

 Julio Quinteros

 Goldman Sachs - Analyst

 Andrew Neff

 Bear Stearns - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen and welcome to the HP/EDS call. My name is Gina and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s conference, Mr. Jim Burns, Vice President, Investor Relations at HP. Please proceed.

 Jim Burns  - Hewlett-Packard - VP, IR

 Well, good morning and thank you for attending this meeting on such short notice. We are very excited today to announce that Hewlett-Packard and EDS have reached a definitive agreement for Hewlett-Packard to acquire EDS at a price of $25 per share, giving the transaction a total enterprise value of $13.9 billion.

Before we get into the details of this agreement, I wanted to let you know that this call is being webcast live and a replay will be available shortly after the call for approximately one year.

Some information provided during this meeting may include forward-looking statements that are based on certain assumptions and are subject to a number of risks and uncertainties and actual future results may vary materially.

In addition, the slides are posted on HP’s Investor Relations website. Information about the transaction, the participants in it and the risks associated with it is or will be included in the respective SEC filings of HP and EDS.

We expect the transaction to close within the second half of calendar 2008 and to be funded with a combination of cash and debt. Due to the size and strategic nature of this deal, we wanted to provide you with our rationale for why this makes strategic sense for both HP and EDS.

HP’s Chairman, President and CEO, Mark Hurd, will give a brief overview of the deal. We will then conduct a Q&A session with Mark, Cathie Lesjak, HP’s Executive Vice President and CFO, and Ron Rittenmeyer, Chairman, President and CEO of EDS.

Although we released preliminary earnings today, we will not be taking any questions that are not specifically related to the definitive agreement with EDS. With that, I would now like to turn the call over to Mark.

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Thank you, Jim. Good morning. Thanks for joining us. I’m pleased to be with you today to discuss the combination of HP and EDS. The acquisition is estimated to more than double HP’s services business and creates a leading force in the global IT services industry. We will be a stronger business partner, delivering customers one of the broadest, most competitive portfolios of products and services in the industry.

Today’s transaction is compelling strategically, financially and operationally. Strategically acquiring EDS expands our IT services portfolio and delivery capabilities. It will increase our opportunities in attractive segments such as application outsourcing and improve our reach across geographies and vertical industries.

From a financial perspective, it is expected to be accretive to EPS on a non-GAAP basis in fiscal 2009 and accretive on a GAAP basis in fiscal 2010. We have completed a thorough due diligence review and believe there are substantial cost synergies from a combined organization.

Operationally, we are confident that we can execute an integration plan that will create significant shareholder value. Signaling our focus on IT services leadership, we intend to establish a new business group reporting directly to me. It will be led by Ron Rittenmeyer and headquartered in EDS’ base in Plano, Texas. With that, we would like to take as many of your questions as we can.

 Jim Burns  - Hewlett-Packard - VP, IR

 Great, Gina. Let’s open the line up for Q&A please.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS). David Bailey, Goldman Sachs.

 David Bailey  - Goldman Sachs - Analyst

 Great. Thank you very much. You mentioned significant synergies. Could you give us a little bit more detail on the areas where you think that you can get either cost cuts or revenue synergies and some sort of sizing on that?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Hi, David. How are you doing? It’s Mark. Appreciate the question. Listen, we think we know a lot about how to look at overhead and how to look at costs that result from overhead. So think of us as doing a lot of the work that we know how to do and have done at HP. We have put nothing in the model, David, that is anything greater than the relative metrics we have already achieved at HP. We think we know how to get significant leverage out of our scale and giving that as an asset to the EDS overhead position.

I am probably not going to give you numbers as I know you would like them, but IT percent of this and real estate as a percent of this, but we spent double-digit thousands of hours of due diligence in the planning to really get underneath these cost synergies and I think it is important relative to your question to understand too that this thing is very attractive to us on that basis. We did not bake in a lot of revenue synergies. They do exist, but are comments regarding deal accretion are largely based on the cost synergies that we have described. So any revenue synergies that are there and we think there are, but those are mostly upside to our model. So think of us trying very hard to run the playbook that we think we know how to run very well and giving this business the asset of getting the leverage, the scale of HP.

Operator

 Shannon Cross, Cross Research.

 Shannon Cross  - Cross Research - Analyst

 Good morning. Mark, could you talk a little bit about the structure of TSG following the transaction? And any changes, shifting of assets at HP beyond maybe just the core services businesses that we might expect?

 Mark Hurd - Hewlett-Packard - Chairman, President & CEO

 So I think you would think of it, Shannon, as again as related to some maybe some other perspective that I read about, other acquisitions that HP has done in its past. This one really doesn’t touch IPG other than the fact that it gets to participate in the Agility Alliance. PSG, other than the fact it gets to participate in the Agility Alliance; enterprise servers and storage, which again is part of TSG, which gets to participate in the Agility Alliance. Even TS, the bright fixed piece of HP services, stays aligned with TSG because most of its synergy is actually with ESS.

So this is really — think of us as leveraging our outsourcing business into EDS. Think of — we look at EDS as just a capability that surpasses ours. Frankly, EDS is more mature and more sophisticated in many of the processes that they bring to market than where we are. So frankly, it is almost us putting our outsourcing business into EDS, giving our outsourcing business the leverage of that capability and scale and maturity.

And then there are some aspects of C&I that will synergize, C&I being consulting and integration. But I think you should think of the bulk of HP being sort of operationally unaffected other than the participation in the Agility Alliance as with other partners that EDS has and let’s go on from there.

 Shannon Cross  - Cross Research - Analyst

 And just to confirm, Ann is not going anywhere?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 To my knowledge, she is going to be in her office here real quick. It is early out here, but I anticipate her being in her office. She’s not going anywhere, no.

 Shannon Cross  - Cross Research - Analyst

 Great, thank you.

Operator

 Richard Gardner, Citigroup.

 Richard Gardner  - Citigroup - Analyst

 Hey, Mark. Good morning. Congratulations. I wanted to ask a little bit more on the cost synergy side. You talked about overhead, but the gross margins here at EDS look like they are about one half what IBM is generating on its outsourcing or similar businesses. Can you talk about what you’re going to do to get the gross margins up and can you talk about some of the opportunities in terms of data center consolidation or automation or virtualization that maybe Opsware has made you aware of?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 I will let Ron comment on it top. I will start. I think, again, to your point, remember in the services business, cost models are sort of reversed from what were looked at in a product business, that the majority of the costs, I think to your point, sits above the margin line even if it is overhead cost. So we think there is significant overhead cost that affects the gross margin line because the bulk of the cost is up there. So it will be no different than, Richard, the stuff we’ve talked about over the last few years that we have got a significant IT cost, significant R&D — I’m sorry — significant real estate costs, etc., etc. and there are opportunities for us to get leverage there.

Certainly, and I will let Ron comment on this, we think the fact that we bring a $4 billion R&D stream and a research stream from HP labs brings leverage into the business on a number of fronts. I don’t know if, Ron, maybe you want to make a comment about that.

 Ron Rittenmeyer  - EDS - Chairman, President & CEO

 Yes, I would just add — this is Ron Rittenmeyer — that everything you say, Mark, is accurate. That is what we have talked about. That is how we see it. The overhead — EDS has been on a fairly aggressive, this year, look at its overhead and restructuring its G&A and its overall organization. So to me, this just gives us an opportunity to accelerate that vision and make those changes faster and at the same time get leverage by combining the services piece.

So I think there is a lot of upside here and a lot of opportunity for both of us and just the fact they are bringing — we tap now into such a vast pool of technology and just the depth of engineering and other skill sets that HP will add to our portfolio, it is going to make our customers have a much broader reach than they have ever had.

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Richard, to your point too, Opsware — EDS was actually Opsware’s largest customer at the time.

 Ron Rittenmeyer  - EDS - Chairman, President & CEO

 And will probably stay that way.

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Yes, we think there is upside now. But to your point, I think it is very well said, your point that every time we can automate server management, storage management, data center automation, all of these opportunities both have a cost effect, but also have a customer delight, customer satisfaction effect. In the services business, the cool thing about a services business is that as you extract cost, you actually increase service levels as you automate and so to Ron’s point, the alignment of technology plays a key role in us really trying to get the services business because our objective as a combined entity is to be the absolute best services company on the planet earth delighting customers in everything that we do.

 Ron Rittenmeyer  - EDS - Chairman, President & CEO

 And I think from a differentiation standpoint — this is Ron again — that we have pushed this whole zero outage concept for the last couple of years in quality and services. This just really builds us out to the next level.

Operator

 Rod Bourgeois, Bernstein.

 Rod Bourgeois  - Sanford Bernstein - Analyst

 (technical difficulty) — additions be done by HP/EDS in the services industry, especially given that EDS had been pursuing a number of acquisitions when it was a standalone unit?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 I missed the beginning — I missed the beginning of the question, Rod. I’m sorry. Can you do it one more time?

 Rod Bourgeois  - Sanford Bernstein - Analyst

 Sure. My question is whether HP/EDS will be pursuing more acquisitions in the services industry, especially when you recognize that EDS had been pursuing acquisitions when it was a standalone company?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Well, I think the answer is — obviously I am going to say sure, but today, we will get through today maybe first, if that would be okay and then we have got obviously — we have a lot of work to do to close the deal. So we have got some time to do that, but there is obviously lots of opportunities across the planet broader than just the traditional US and so we will continue to look globally if it makes sense. But I do want to signify to our base that we are very mindful of the fact that, in this transaction, we are going to be fairly prudent in the way we look at our balance sheet. This is an important transaction for us. We obviously have to consume it and to move on from there. So we have got some digestion to do as we go forward here.

 Rod Bourgeois  - Sanford Bernstein - Analyst

 Just a quick follow-up, can you isolate which asset of EDS will create the most synergy for HP? Is it the data center outsourcing asset, the application management asset and will there be certain assets that you would consider divesting here? Thanks.

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 So I think we would have no signal on any divestitures, certainly anything that we are talking about along those lines today. I think that both, for us, the IT outsourcing position was strong and the application outsourcing position was strong. There are strong positions in some BPO competencies that are pretty differentiated, particularly when you look at financial processing. And that brings you some key vertical expertise that is also an asset. So we really like the portfolio. When you looked at the portfolio and the customer base and you aligned it with HP’s, there was very little overlap. I don’t want to say there wasn’t a little, but when you looked at the bulk of where EDS participates and where HP participates, it is very synergistic and so we think there is just a lot of leverage going both ways on this.

 Cathie Lesjak  - Hewlett-Packard - EVP & CFO

 I will also answer your question in maybe a little bit more literal way when you asked about synergies. We are really focused on synergies that are really in the overhead space, so they wouldn’t be targeted to any one particular business line of business within EDS.

 Rod Bourgeois  - Sanford Bernstein - Analyst

 Great, but on the revenue synergy side, is it the data center asset that is more attractive or application management because I am assuming you are looking for cross-selling opportunities into EDS’ accounts, leveraging the long-term contracts that EDS currently has in place.

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Sure, for us, the answer isn’t or. That is the issue I was trying to make clear. It is really an and and the fact that we get to expand our IT outsourcing position. EDS has a strong application outsourcing position. Frankly, we didn’t and we look at that as a very attractive market to participate in.

Operator

 Keith Bachman, Bank of Montreal.

 Keith Bachman  - Bank of Montreal - Analyst

 Hi, Mark. This is for you in particular. EDS has been a restructuring story over the last couple of years with last year, according to EDS’ 10-K, there was zero organic revenue growth. Street estimates call for roughly 2% and the stock is down about 30% over the last 18 months. So clearly you are making a bet that you can perform better than how EDS has executed over the last year, whatever time period. I am still not clear about what HP and EDS bring to the party that EDS didn’t seem to be getting done on its own.

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 So, Keith, thanks for the question. I appreciate the question. I think, first of all, the overall services market is pretty attractive. It is growing over 5%. It is higher than that from a growth perspective. You know that we, HP and our services business, have been growing in the low double digits. EDS has frankly gone through a lot of the work you’ve described in terms of being able to get its portfolio in order. In our due diligence, we saw a lot of work that had been done to get it in a position to grow. Actually its best growth performance had been in the previous quarter that had come out. So we think it is in a good position and we think when you combine our position, our brand, our outsourcing business, their position, their capabilities, listen, we need to go to the market and compete and be able to grow at market rates.

The point, Keith, I was trying to make earlier is we did not bake that revenue synergy into the model that we have got that drives the accretion levels that I described earlier. So the fact of the matter is, the way I think you should think of this is that if we execute on the cost synergies I have described, we have an attractive financial transaction.

For it to be as complete a victory as we’d like it to be, we would like to see the businesses begin to grow at the market rate combined and we think we have got a pretty good opportunity to go do that. But, listen, time will tell and we will see if we get that done. If we do get the cost synergies done, which, Keith, I am telling you we will; second, if we then go execute in the market as I have described from a go-to-market perspective, we think this thing has got tremendous opportunities.

 Keith Bachman  - Bank of Montreal - Analyst

 But Mark, sorry to push back, would you agree, looking at the characteristics, I would think at a minimum this is going to slow down HP’s revenue growth.

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 I am not necessarily there. I think at the end of the day, you have got a market that is growing - the last numbers I’ve looked at in the IT services market is 6.7% growth. Now I am not telling you we’re going to change the combined business into 6.7% growth day one, but over that period of time, if the assets we have talked about, if we can’t bring data center automation, server management, storage management, bring standard global offers, get the global deployment that we think we are capable of doing, having EDS done a lot of the work they have already done, blend that with the positions we have got, if we can’t turn that into an opportunity to go to the market and compete and be able to compete at roughly market rates, then I think that we would have to say we are all not going to be thrilled. I am not there yet, Keith, no.

 Keith Bachman  - Bank of Montreal - Analyst

 Okay, well, let me just make one more comment and then I will cede the floor. I guess what is troubling, Mark, is it is a high opportunity cost in terms of spending $13 billion, $14 billion and what other assets you could have bought because capital is not limitless, particularly going in different areas such as software. I think investors are going to look at this as a high opportunity cost at a minimum.

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Well, listen, obviously people are free to look at it as they choose and I respect opinion. We expect this deal to be more accretive risk-adjusted than a large stock buyback.

 Cathie Lesjak  - Hewlett-Packard - EVP & CFO

 And I think the other thing I would add is that if you actually look at our kind of net cash position today and then you look at it post-close four to six quarters, we are roughly back at the same spot. So we are talking about four to six quarters post-close.

 Keith Bachman  - Bank of Montreal - Analyst

 Okay, thank you.

Operator

 Toni Sacconaghi, Sanford Bernstein.

 Toni Sacconaghi  - Sanford Bernstein - Analyst

 Yes, thank you. Mark, HP has talked a lot in the past about a global delivery model for services. [You have] EDS’, despite strides recently to move towards offshore, still has about 70% of its people onshore and EDS, I think relative to your professional services business, is about four times bigger if you exclude HP’s support business. So I guess the question is - I am surprised that you did a services deal that wasn’t principally offshore and how do you reconcile the notion that you are purchasing an asset where 70% of the people are onshore when HP, as a company, has repeatedly talked about a global delivery model and capitalizing on low-cost resources globally?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Ron is going to start, Toni, and then I’ll follow up.

 Ron Rittenmeyer  - EDS - Chairman, President & CEO

 Yes, let me start it and then I will hand it off to Mark. This is Ron Rittenmeyer. Just so we are clear on the numbers, we have about 45,000 people offshore in what we call best shore locations around the globe.

 Toni Sacconaghi  - Sanford Bernstein - Analyst

 (inaudible), down to about 135, correct?

 Ron Rittenmeyer  - EDS - Chairman, President & CEO

 All right. Well, let me finish the statement. About a third of our workforce is government support, so they don’t go anywhere. The government requires those people typically to be in country and in fact, at the state and local, they require them to live in the States and then there are security clearances, etc. So you really have got to look at that 45 against about 100 versus out of 135 because the balance of that is pretty much tied up with government. So we see that we have about 45% of our workforce currently offshore.

There is a client proximity question here. We have, from an accounting standpoint, we have learned that the most powerful way we can operate is have client proximity, not have everybody offshore. So we have had a target of 50% to 60% depending on the productline, so IT has a little less, apps is a little higher, BPO is variable. So we have a target and we said, I think consistently, that we are going to push our numbers up to the high 50%s as our close-in target and that is what we are pushing towards.

So from our perspective, we have made a lot of progress in this area, still more to go and when you combine both businesses, that is an area we will look at and we will look at the speed at which we are doing that. But I think that it is larger than the percentage you mentioned.

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 But Toni, listen, I think to your question, listen, there is also opportunities. So I think that everybody - we looked at the thing pretty carefully and offshore, to us - I am not sure what shore is what shore these days because we are trying to optimize shores so to speak, but in the end, the answer is to get the absolute lowest unit cost to get the absolute best service delivery that you can and so that has a combination of labor rates and location, as well as automation and processes that work.

And so you have got to optimize that entire picture and listen, I think there are opportunities for us to always do more, Toni. So, again, it depends which way you look at it. I think that there is a - the picture Ron described tells you it is probably better than the analysis that you first laid out, but that said, listen, there are opportunities for us to get better. We like that.

 Toni Sacconaghi  - Sanford Bernstein - Analyst

 I’m sorry, if I could just follow up. As you thought about enhancing your services capability, if you look at EDS’ numbers as they are today and certainly appreciate your objective to try and change them, revenue growth over the last five years has been under 1% compounded and gross margins currently are at about 15% well short of yours. Again, completely appreciate the fact that you want to try and improve on both of those, but can you tell us how you thought about the trade-off between buying a more mature, arguably more onshore asset such as EDS versus buying a smaller, faster growing, higher-margin offshore business, which probably would have been dilutive at the time of acquisition, but ultimately would have been longer-term accretive to your growth rate and to the Company’s operating margins. My guess is you could have bought a company that was a lot smaller for $12 billion or $13 billion that was principally offshore that had those characteristics rather than EDS given its characteristics. Can you talk about your thought process there, Mark?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Sure and to be very blunt, we look at a lot of different things, Toni, as you know and I think it is at least one choice point in the context of what you described. So we tried to look at it against alternative service models. Frankly, alternative opportunities across the portfolio in addition to stock buyback and other alternatives and when you looked at the maturity and the speed by which we can get to market, the speed by which we believe we can mature and change the answer in the market, this looked extremely attractive to us, particularly attractive on the financial side.

Again, we look through all three filters, Toni. Strategically did it make sense for us, the lack of overlap or, if you will, the complementary nature of the customer bases and the capabilities, very attractive to us. The financial synergy and in fairness, some of the opportunities we have discussed we don’t look at as problems, we look at them as opportunities. The fact that we have got a growth opportunity in the market in conjunction with the fact that EDS was very desirous of participating - Ron and the management very interested in participating in going forward was also attractive to us.

I also would add the fact that when we did our due diligence, we felt like they have made a lot of progress. So I think that when you look at what we looked at and we looked back over the same timeframes you did and trust me, we had the exact same questions you did, we liked the trajectory they were on in terms of the progress they were making.

 Toni Sacconaghi  - Sanford Bernstein - Analyst

 Thanks very much.

Operator

 Adam Frisch, UBS.

 Adam Frisch  - UBS - Analyst

 Good morning and thanks for taking my call. First, a question for you, Mark and then Ron as well. Can you, Mark, first explain the rationale for the purchase price given where the group was trading at around anywhere from 10 to 12 times why you would pay 16 times and whether or not this was a competitive deal and what made you choose EDS instead of another competitor in the space?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 I will let Ron start on the competitive deal front or any answer you want to bring to that.

 Ron Rittenmeyer  - EDS - Chairman, President & CEO

 Yes, I think, Adam, candidly our Board will answer all that in the proxy in terms of the whole process, so I won’t get into that today from a legal perspective. We will be disclosing the process and how it transpired, etc., as you well know, in details on the proxy and it’s long and detailed. We have been having a conversation for several months.

It is a great fit for us. Go over the same things we’ve already said. It is a great fit, it is a great fit culturally and I think it is a great fit from a technology standpoint, especially the depth of technology. So from our standpoint, we viewed it as a pretty good deal, a very good deal for our shareholders, good deal for our employees and a great deal for our clients. So we saw it as, across the board, exactly where we wanted it. So I am comfortable that our Board made a decision with shareholders in mind first and then we also looked at it from the other two aspects as well. So that is my perspective on it, at least at this point. So Mark?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Sure, and then — listen, premiums always in multiples are always judgment issues. We felt very good about the deal financially for our shareholders. It is obviously accretive as we mentioned on both a — well, it is a non-GAAP basis in ‘09 and both a non-GAAP and GAAP basis in 2010. We felt very good about this as a use of cash for HP.

 Cathie Lesjak  - Hewlett-Packard - EVP & CFO

 And then we obviously looked at it on a net present value basis as well and we get a very, very good return as a result of this transaction with the purchase price that we have mentioned. The other thing that you just want to make sure that everybody is getting through is that the assumptions that we have made in the NPV analysis is that we have got cost synergies and that we execute on those, but in terms of revenue synergies, it just doesn’t take much at all in our model because we’ve got such positive cost synergies.

 Adam Frisch  - UBS - Analyst

 Okay, and then if I could just ask one more follow-up I guess on the strategy going forward, Mark. This is your obviously biggest acquisition on the services side. People have been waiting for you to do it, at least those of us who cover services. The two big gaps I would say in the offering are in offshore. Despite what EDS brings to the table, there are some holes in that offering and in domain expertise. Do you agree with me in those being the two gaps and if so, how do you go about addressing those?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Well, I think we will probably just leave gaps out today in today’s discussion. I think we are just focused on what we are releasing this morning and tell you we feel real good about it and as always, we will try to continue to strengthen our position. But I think we will, today, probably leave it at that. Thanks.

 Adam Frisch  - UBS - Analyst

 Okay. Thank you.

Operator

 Katie Huberty, Morgan Stanley.

 Katie Huberty  - Morgan Stanley - Analyst

 Thanks, good morning. Mark, how did you get comfortable with the EDS revenue backlog given the likelihood that some of the deals get canceled and/or renegotiated given the current macro outlook?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Yes, we went through at deal by deal, Katie, and we looked at contracts and we talked a lot about the portfolio and we felt good about it. Actually, if you think about it in a macro sense, services is actually countercyclical to the macro economy in some ways that, as you go through some of these issues, actually services actually gets better positioned because people actually want to accelerate the pace by which they can get cost savings and so it is sort of a strange model. I am sure you have seen this in some of the things that you cover that sometimes a tougher economy, the better actually the services businesses actually do.

 Ron Rittenmeyer  - EDS - Chairman, President & CEO

 This is Ron Rittenmeyer. Our pipeline is actually up. I said that at our last earnings call. So from a pipeline standpoint, a deal closure standpoint, we had a great quarter. We’re off to a pretty solid second quarter and our pipeline is actually doing very well.

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 But that is not unusual, Katie, in this kind of an economy, that you actually see that, as you get going through some of the things that obviously are out there, that you will see actually more activity and if you looked at EDS’ bookings in Q1, they were obviously quite strong.

 Katie Huberty  - Morgan Stanley - Analyst

 And as it relates to the cost synergies, Mark, who from your team will be responsible for finding and executing on those opportunities?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Well, we are not going to release management structures today at a great level of depth. But think of it - Katie, we know a lot about how to take advantage of the G&A structure and we will work with the combined teams to make sure that we get them and certainly leverage our scale in many of the traditional areas that you think about and we will certainly have the expertise of our team and make sure we get that right.

Operator

 Jeff Fidacaro, Merrill Lynch.

 Jeff Fidacaro  - Merrill Lynch - Analyst

 Good morning. Thanks for taking my call. A quick question on headcount. When you take a look — if you can give us some color on how complementary was the headcount? Is there significant regional overlap? And when you get to operating margin, I think EDS was tracking around, let’s just say, the 5% to 6% level, longer term, does this get back to sort of a 9%, 10% level? Is that what you see in the cards?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Well, that is a great question, Jeff and something that I’m probably not going to go to today. I am not going to go into certainly a specific headcount number, but to say, listen, there are opportunities for us to synergize, which we will do. I wouldn’t necessarily define those to a region. I would stick those into more of the functional view that I described earlier.

In terms of financial targets, I think we will stick with the accretion/non-accretion model that we described earlier and probably leave it at that. Then as we get more mature through the close process, we will talk more about operating profit targets as we go. But clearly, we wouldn’t do the deal if we didn’t think we had an opportunity to improve the operating profit levels that EDS currently has.

Operator

 Brian Alexander, Raymond James.

 Brian Alexander  - Raymond James - Analyst

 Mark, can you just talk about how this is or isn’t synergistic with your channel? To what extent does EDS compete with existing HP channel partners who often times provide similar services and they rely on those margins as the main driver of profitability or is EDS focused so far upstream in terms of customer side that there is little overlap?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Yes, there really isn’t much of a competitive situation with the traditional HP channel. The HP channel, particularly in the services business, is very SMB-focused and mostly around sort of more traditional services that attract and relate to the product flow of HP badge product that they take to market. So I don’t see this as, in any way, shape or form, conflicting with that traditional channel notion at all.

 Brian Alexander  - Raymond James - Analyst

 And just a follow-up, are there — could you maybe help us think about the charges that you might be taking that are baked into your accretion comments and what is the status of the infrastructure and workforce alignment initiatives that they talk a lot about in their 10-K?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 I am going to let Ron talk about their workforce alignment question that you just asked and then I will come back and talk a little bit about your first point.

 Ron Rittenmeyer  - EDS - Chairman, President & CEO

 Do you want to clarify what exactly you are asking me on the workforce alignment?

 Brian Alexander  - Raymond James - Analyst

 Yes, you talked a lot about that in your 10-K. What is the status of the infrastructure workforce alignment initiatives; what is the remaining cost of those and how does that impact the comments about accretion?

 Ron Rittenmeyer  - EDS - Chairman, President & CEO

 Well, we are going to continue exactly what we talked about in the 10-K. So I mean what we released at the end of the first quarter was the current status, so that is what we made public and that is where we are. We haven’t slowed that down at all. We continue to push towards that and, in fact, we think as we said I think in our earnings announcement, we continue to see that as having great opportunity.

So from my standpoint, nothing has changed. We are moving forward. As to how that impacted the HP model, I can’t answer that question since I don’t have access to that model. But I would tell you from my perspective, it fits within the envelope of what we have already said we were going to do, and nothing has slowed down or changed.

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 To your question, Brian, about the storage, obviously that is the gap between the GAAP and the non-GAAP model. So clearly, we will take a charge to be able to get some of this work done which, to some degree, will be the acceleration of the work that Ron just described, so to make sure that we get that done and behind us.

And again, we think this is a business that can be pretty attractive from an end state earnings perspective once we get that work done. We have got work to do, but we feel like we can have a pretty damn attractive business here.

 Jim Burns  - Hewlett-Packard - VP, IR

 Gino, let’s take two more questions.

Operator

 Julio Quinteros, Goldman Sachs.

 Julio Quinteros  - Goldman Sachs - Analyst

 (technical difficulty) — expected reaction or feedback you have gotten from both your existing client base and your salesforce, especially given one of the views here that being an agnostic service provider, separate and not being captive to a hardware vendor, has been one of your sort of key strengths here. How do you expect your client base and your salesforce to react to this situation today?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 And Julio, was that question aimed —?

 Julio Quinteros  - Goldman Sachs - Analyst

 For Ron Rittenmeyer, sorry.

 Ron Rittenmeyer  - EDS - Chairman, President & CEO

 I didn’t get all of your question because you got cut off a little bit, but I think I got the gist of it. We are going to continue with the same storyline, Julio. We said the Agility Alliance, I think we had that in the release as well. My view is the Agility Alliance continues. Obviously, the HP process in that will be to play a large role in that with us. So I think we are not going to be tied to — we are based on what our clients need and what is the best solution for our clients.

And by the way, I think the HP services group does the same thing in many ways. So we are not walking in with an attitude that, here we are, you have got to take this equipment. We have always taken the position that what is the best solution, the best technology and the best package relative to price, quality, delivery and that is no different than I believe Mark’s organization practices from our conversations and we are going to continue that.

So I have no idea — reactions from clients, obviously we haven’t talked to them directly. We are doing that now. My sense is they will see the vision here as well and obviously, we have got some work to do with our alliance partners and we will handle that, but nothing changes from how we are going to proceed. Mark?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Yes, Julio, I think to your question, some of the partners in the Agility Alliance are our biggest partners, as well. So there is a lot of synergy in the Agility Alliance. I think people might tend to focus on a few that are our competitors in other parts of our portfolio, but when you take some of the partners in there — Microsoft and others — we are certainly very large customers and partners of many of those.

And then secondly to Ron’s point, we have a services business today that supports virtually every customer or every partner out there in terms of equipment that is in the installed base of deals that we have got. So this is not a foreign concept to us whatsoever.

 Julio Quinteros  - Goldman Sachs - Analyst

 Okay, and then just real quick quickly lastly for me on the exposure to offshore and India in particular. It looks like, just on some numbers that we have, EDS has roughly 30,000 people in India. I think HP has roughly about the same, plus there is also the MphasiS BFL acquisition — sorry — the acquisition that EDS made. How do you guys plan on rationalizing both the captive units that you guys have coupled with a third-party publicly traded entity in India?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Well, I don’t particularly want to go into too much depth on that today other than to say that when we think about offshore, just so we are clear or any shore, we just don’t think in isolation of India. That is an important thing. Your numbers on us are roughly right as it relates to our employee headcount in India. But I would also tell you that we have been very global in our deployment of resource around the planet and our service delivery extends well beyond there. So it goes back to Toni’s earlier question that I’d like to make sure we are clear on. We don’t necessarily align offshore to having just an India discussion. We think of it truly as a global delivery capability that is broader than the —.

 Ron Rittenmeyer  - EDS - Chairman, President & CEO

 And also as you know in our many calls, we approach it as best shore and we have — we have done a lot in South America, a lot in Eastern Europe. So we are not married to India as our only anchor.

 Julio Quinteros  - Goldman Sachs - Analyst

 Yes, I was just asking only because you have the unique situation with the MphasiS BFL company as kind of a publicly-traded entity out there in India. Got it. Thanks, guys. Good luck.

 Ron Rittenmeyer  - EDS - Chairman, President & CEO

 We will deal with it as we have been dealing with it.

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Thanks for the question.

 Jim Burns  - Hewlett-Packard - VP, IR

 We will take one more question.

Operator

 Andrew Neff, Bear Stearns.

 Andrew Neff  - Bear Stearns - Analyst

 Sure, thanks and thanks for giving me the last question. Just wanted to ask Mark philosophically, the last couple of times you have been asked about acquisition strategy, you talked about bolt-on acquisitions, smaller acquisitions. What has changed in your perspective? What has changed in your view of the organization’s capability that makes this acquisition makes sense? And I guess an EDS question is given the trajectory that you’ve talked about, why sell the company now when things are on their way up?

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 I will let Ron finish — I will start with Andy. Let me make sure I am real clear to you. I heard some pundit, I can’t remember where last night, speculating that I must not have felt great about HP’s transformation and that is why we were doing this. I want to make sure, Andy, I take advantage of your question to answer that. I couldn’t feel better about the progress HP has made and I feel good about it.

Now, I don’t want to signify at the same time that HP’s transformation is over. We have made progress. I feel good about that progress. I think we have got more to do and I actually look at that as more opportunity for us to make progress from where we have been. Do I feel better about where we are than I did, Andy? The answer is yes. I think we obviously released our quarter today. I can’t talk about that in much more depth other than what is out there, but obviously that, for us, was another installment of our story.

Rarely though do I think you get in a position where you see something that strategically helps you, that financially makes sense for us from a shareholder basis like this does and we felt that we could execute simultaneously to change the market position of the Company. So we felt the collection of those three filters, and I would tell you that nothing has changed from the way we have looked at the transaction.

The fact that it was scaled was a dimension, but we feel we can handle it. Otherwise, Andy, we wouldn’t have done it, so it signifies that I feel better about HP. It doesn’t mean we are done. We have more work to do to get HP to the position we are in, but we feel we can get this done. We feel pretty confident on the model that we have got and what we have got to do to get it done. I will let Ron talk about the EDS side.

 Ron Rittenmeyer  - EDS - Chairman, President & CEO

 From our side — thanks, Mark — from our side, look, this transaction is clearly in the best interest of our shareholders and it has got all positive signals to not only our clients, but our employees. So when we step back and you said on the way up, we have also done a lot of work and we have done a lot to start to reformulate the company. When we look at where we are going, I think all this does is add phenomenal resources. Mark mentioned earlier the R&D budget. I don’t think you can go without putting your eyeballs on that. We are going to get some of the most innovative technologies. We are going to retain the EDS brand and the commitment to the client.

So in my view, this is only a significant positive to help EDS accelerate what it is doing and to be part of a much broader entity that brings just a phenomenal wealth of resources behind it. So from my standpoint, I am only excited to talk to our clients about it because I think it is — and our shareholders — because I think it is just outstanding, so we are very excited.

 Mark Hurd  - Hewlett-Packard - Chairman, President & CEO

 Thanks, Andy. Listen, I want to thank everybody. I know we gave short notice and I appreciate you participating. I thank you for your questions. I would like to summarize today’s call by saying that we expect the combination of Hewlett-Packard and EDS will create one of the industry’s broadest portfolios of products and services. We believe this transaction makes strategic, financial and operational sense and will create significant value for HP’s shareholders and again, I thank you for joining the call.

 Ron Rittenmeyer  - EDS - Chairman, President & CEO

 Thank you.

Operator

 Thank you for your participation on today’s conference. This concludes the presentation. You may now disconnect. Have a great day.